UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

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the Securities Exchange Act of 1934 (Amendment No.    )

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BARRETT BUSINESS SERVICES, INC.
(Name of Registrant as Specified In Its Charter) _________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Barrett Business Services, Inc. Responds to
Sherertz Group Request for Special Meeting

VANCOUVER, Washington, February 13, 2012 – Barrett Business Services, Inc. (BBSI) (NASDAQ: BBSI) announced today its response to a renewed request for a special meeting of stockholders by Kimberly J. Jacobsen Sherertz and her group.

In a letter to Ms. Sherertz’s attorney, BBSI stated that it had determined that the total share ownership claimed in the requests submitted by the Sherertz group constitutes less than 25 percent of the outstanding shares of Common Stock, which is the minimum threshold required for such a request under the Maryland corporation statute and BBSI’s bylaws.  BBSI further noted apparent miscalculations of percentage of ownership in the group’s public filings.

Anthony Meeker, BBSI's chairman of the board, emphasized, "The BBSI board is fully prepared to call a special meeting.   However, the company cannot be expected to call a special stockholders meeting on behalf of a particular stockholder that has not been validly requested under applicable law and the company's bylaws.  In addition, the board notes the substantial cost, management time and distraction from business operations that would be caused by a contested special meeting."

Mr. Meeker further noted, "When Ms. Sherertz and her group provide evidence of sufficient share ownership and voting entitlement and comply with any other legal requirements, we will move ahead promptly to call a special meeting."

About BBSI

BBSI is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The company's integrated platform is built upon expertise in payroll processing, employee benefits, workers' compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI's partnerships help businesses of all sizes improve the efficiency of their operations. BBSI works with more than 3,000 clients across all lines of business in 25 states. For more information, please visit www.barrettbusiness.com.

Important Information

This release may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders in connection with one or more meetings of BBSI’s stockholders in 2012, including a special meeting of stockholders, if such a meeting is called, and the company's 2012 annual meeting.  The company will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with any meeting of stockholders that is called. The proxy statement, any other relevant documents and other material filed with the SEC concerning the company will be, when filed, available free of charge at http://www.sec.gov  and http://www.barrettbusiness.com/investor-relations.  Stockholders are urged to read each proxy statement and any other relevant documents filed when they become available because they will contain important information.

Information Regarding Participants

BBSI, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders as described above.  Information concerning these participants is available in the company’s proxy statement for the 2011 annual meeting of stockholders, filed with the SEC on April 18, 2011, and in subsequent SEC filings on Forms 3, 4 and 5. The company will file a proxy statement with the SEC in connection with any meeting of stockholders that is called.  Stockholders are advised to read any such proxy statement and other relevant documents filed when they become available because they will contain important information, including information with respect to participants. You can obtain free copies of these referenced documents as described above.

Company Contact:

Michael L. Elich

President and Chief Executive Officer

Tel 1-360-828-0700

Investors:

Paul Schulman or Bob Marese

MacKenzie Partners, Inc.

Tel: 212-929-550

proxy@mackenziepartners.com

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com